Exhibit 99.1

Soluna Expands Partnership with Galaxy Digital to Deploy 48 MW at Project Kati

New deployment— largest to date—secures its first operational partner at Project Kati 1, expands to 83 MW, and is construction-ready to launch.

ALBANY, NY, August 12, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced today an expanded partnership with Galaxy Digital Inc. (“Galaxy”) (NASDAQ/TSX: GLXY), a global leader in digital assets and datacenter infrastructure. Under the new agreement, Galaxy will deploy proprietary bitcoin mining operations – previously housed at their Helios datacenter campus in the Texas panhandle – at a 48 MW expansion of Soluna’s Project Kati 1 in Texas. The expansion brings Project Kati 1 to its full capacity of 83 MW and, having cleared tax abatement approvals, construction is expected to launch before the end of August.

Soluna previously entered into a $5 million loan facility with Galaxy in Q1 2025. With this new deployment, the partnership extends into an operational collaboration.

Project Kati 1 is currently expected to be operational in Q1 2026. This expansion marks Soluna’s largest deployment of a single partner to date, following a recent 30 MW rollout with another Top-Tier Bitcoin miner. Galaxy will be the first customer to begin mining operations at Project Kati 1 once construction is complete.

“As demand from hyperscaler miners continues to surge, Soluna is scaling to meet the moment,” said John Belizaire, CEO of Soluna. “This partnership with Galaxy represents our largest MW deployment to date and underscores how our modular approach allows us to deliver efficient, renewable-powered infrastructure at scale. We’re proud to deepen our relationship with Galaxy and help power the next wave of computing.”

Key Deal overview:

●	48 MW of hosting of Galaxy Bitcoin mining containers and miners
●	Deployment expected 1Q26 and 2Q26
●	Turnkey power infrastructure and operations provided by Soluna

“As we transition our Helios campus to an AI and high-performance computing data center, we’re pleased to relocate a portion of our existing Bitcoin mining assets to Soluna to manage,” said Sam Kiernan, Business Development Lead at Galaxy.

The company expects that this expansion will bring Soluna’s operating capacity to 206 MW once fully deployed.

For more information, visit www.solunacomputing.com

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of Soluna’s plans and objectives, including with respect to the development of Project Kati and our expectations with respect to the amount of renewable energy capacity Project Kati will deliver. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About Galaxy

Galaxy Digital Inc. (NASDAQ/TSX: GLXY) is a global leader in digital assets and data center infrastructure, delivering solutions that accelerate progress in finance and artificial intelligence. Galaxy’s digital assets platform offers institutional access to trading, advisory, asset management, staking, self-custody, and tokenization technology. In addition, Galaxy invests in and operates cutting-edge data center infrastructure to power AI and high-performance computing, meeting the growing demand for scalable energy and compute solutions in the U.S. Galaxy is headquartered in New York City, with offices across North America, Europe, the Middle East, and Asia.

Soluna Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co